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                                                                    EXHIBIT 10.8


                       CONFIDENTIALITY REQUEST PENDING


                              LICENSE AGREEMENT


     AGREEMENT made as of April 27, 1997, by and between CALVIN KLEIN, INC., a New York corporation having its principal business office at 205 West 39th Street, New York, New York 10018 (the "Licensor"), and DHA HOME INC., a Delaware corporation having its principal business office at 295 Fifth Avenue, New York, New York 10016 (the "Licensee").

                            W I T N E S S E T H :

     WHEREAS, Licensor is the licensee for the Licensed Mark (as defined in Section 1.1 hereof) for the Licensed Articles (as defined in Section 1.1 hereof) pursuant to an exclusive, perpetual license from the Calvin Klein Trademark Trust (the "Trust"), the owner of such Licensed Mark for Licensed Articles;

     WHEREAS, Licensor and Licensee had entered into a License Agreement, dated as of May 26, 1994, as amended (the "Terminated License Agreement"), under which Licensee had been granted the right to use the Licensed Mark on the Licensed Articles in the Licensed Territory (as defined in Section 1.3 hereof), which terminated effective April 26, 1997; and

     WHEREAS, Licensee desires to use the Licensed Mark on the Licensed Articles, and Licensor desires to grant to Licensee a license to use the Licensed Mark on the Licensed Articles on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Licensor and Licensee do hereby respectively grant, covenant and agree as follows:


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     1.   Grant of License.

          1.1 Grant. Licensor hereby grants to Licensee an exclusive license (the "License") to use the trademark set forth on Schedule A, attached hereto (hereinafter referred to collectively as the "Licensed Mark") on and in connection with the manufacture, distribution and sale at wholesale throughout the Licensed Territory (as defined in Section 1.3 hereof) of the products set forth on Schedule B, attached hereto which have been approved by Licensor, from time to time for each collection, for sale in accordance with this Agreement (hereinafter referred to collectively as the "Licensed Articles"). The License shall include the right to use the Licensed Mark to advertise, market and promote the Licensed Articles as approved by Licensor in accordance with this Agreement.

          1.2  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          1.3 Licensed Territory. The "Licensed Territory" shall mean (a) the countries specified on Schedule C, attached hereto, as such schedule may be modified from time to time by written amendment to this Agreement signed by both parties hereto and [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          1.4 Limitations. All Licensed Articles shall bear the Licensed Mark except as hereinafter provided, and no Licensed Article shall be sold or otherwise distributed by Licensee under any mark other than the Licensed Mark. Licensor reserves all rights to the Licensed Mark except as specifically granted herein to

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Licensee and Licensor may exercise any of its rights at any time.
Licensee specifically acknowledges that Licensor has retained the right to own, operate and license retail outlets and boutiques bearing the Licensed Mark throughout the world. Licensee acknowledges that, subject to the provisions of
Section 1.2 hereof, Licensor has retained all rights in the trademark "CK/Calvin Klein" for use on the Licensed Articles and that the Trust and/or the Licensor, as applicable, has retained such rights to any "CK" derivative trademark for use on the Licensed Articles.

     1.5 Best Efforts. Licensee will use its best efforts to exploit the rights herein granted throughout each jurisdiction which constitutes the Licensed Territory and to sell the maximum quantity of each category of Licensed Articles therein consistent with the high standards and prestige represented by the Licensed Mark.

     1.6  Other Matters.

          (a) On or prior to the date hereof Licensee has paid to Licensor all amounts owed by Licensee to Licensor under the Terminated License Agreement as indicated on the statement delivered by Licensor. Licensee shall also reimburse Licensor for all costs and expenses (including the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and other reasonable attorneys' fees and expenses) incurred (whether prior to or after the date hereof) in connection with the preparation, negotiation, execution and enforcement of this Agreement (and matters relating thereto), but not the day-to-day maintenance of this Agreement, and the preparation, negotiation, execution and enforcement of the Letter of Intent date as of


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the date hereof (the "Letter of Intent") by and among Licensor,
Decorative Home Accents, Inc. ("DHA") and Licensee and the transactions contemplated by such agreements and the review and preparation of ancillary materials and agreements.

     (b) In the event of any dispute between Licensee and any other licensee of Licensor in the Licensed Territory with respect to whether particular merchandise is covered by the License or by such other licensee's license, such dispute shall be submitted to arbitration before the American Arbitration Association in New York, New York. The arbitrator's determination shall be final and binding on Licensee.

     (c) Licensee shall not export Licensed Articles from the Licensed Territory and shall not sell Licensed Articles to any third party which may export Licensed Articles from the Licensed Territory. Licensor retains the right to use, and to grant third parties the right to use, the Licensed Mark on products which constitute Licensed Articles outside the Licensed Territory. In connection therewith, Licensor may grant third parties the right to manufacture products which constitute Licensed Articles outside the Licensed Territory as long as such Licensed Articles are not distributed or sold within the Licensed Territory by Licensor or by any such third party. Licensee agrees to fully cooperate with such third parties (including, without limitation, by supplying design data, specifications and samples) on a timely basis as requested by Licensor and Licensor shall undertake to use its reasonable best efforts to ensure that such third parties cooperate with Licensee (including, without limitation, by supplying design data, specifications and samples) on a timely basis as requested by

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Licensor.

     2. Term. The term of this Agreement shall commence as of April 27, 1997 and continuing through April 30, 1998 (the "Term") unless sooner terminated in accordance with this Agreement. The term of this Agreement shall constitute and hereinafter shall be referred to as the "Annual Period."

     3. The Collection.

        3.1 General. Licensor and Licensee will cooperate and will exercise their respective best efforts, in the preparation of collections of Licensed Articles. The complete line of Licensed Articles (the "Collection") shall be manufactured, marketed and sold under the name "Calvin Klein Home." Licensee shall prepare and file a fictitious name certificate (a "doing business as" or "d/b/a" certificate) evidencing such name. Licensee may only use the name "Calvin Klein Home." during the Term as its fictitious name and not its legal or corporate name and shall immediately upon termination of the Term, change such name so that it does not include either of the names "Calvin Klein" or "CK/Calvin Klein" or any variation thereof and file a termination of the fictitious name certificate referred to above. No sublicensee of the Licensee may include in its name either of the names "Calvin Klein" or "CK/Calvin Klein" or any variation thereof. There will be only two seasonal collections of Licensed Articles during the Annual Period, i.e., the Fall/Winter 1997 collection and the Spring/Summer 1998 collection. In no event will any designs, preparations or other matters relating to any collection subsequent to Spring/Summer 1998 be covered under this Agreement and Licensor will have no obligations as to the

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same.

     3.2 Designs. Within a reasonable period of time prior to the commencement of the design of each seasonal collection of Licensed Articles, Licensor will provide Licensee with creative concepts and fashion direction as to each such seasonal collection, including recommendations as to color, material, design and styling of Licensed Articles and such additional design assistance as Licensor and Licensee mutually determine is necessary in order to timely complete the seasonal collection. Specifically, Licensor shall provide Licensee with such information and assistance based upon the schedule set forth on Schedule D, attached hereto, as agreed to by Licensor and Licensee for development of all seasonal collections. Licensor shall designate at least one individual who shall have principal responsibility for the Collection and whose primary responsibilities during normal business hours shall be relating to the Collection. Licensor may, from time to time, submit to Licensee sketches, designs, colors, samples, labels, and packaging and other materials for use by Licensee in connection with its preparation of collections of the Licensed Articles. In order to present a representative seasonal collection for each category of Licensed Articles, Licensee will utilize a sufficient number of designs submitted or approved by Licensor and produce and offer for sale those Licensed Articles which are produced therefrom, unless Licensor otherwise consents.

     3.3 Showroom. Licensee will be responsible [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST] the design, development, construction and maintenance of a showroom or showrooms in accordance with the


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provisions of Section 5(b) hereof and in-store shops or stores in which
Licensed Articles are sold all of which shall be subject to the on-going approval of Licensor.

     3.4 Samples. Licensee shall make available to Licensor, without charge, three samples per SKU of each Licensed Article, or such other reasonable quantities of Licensed Articles as requested by Licensor, for use in advertising and promotion. Licensee shall permit Licensor and its employees and other representatives to purchase, from time to time, reasonable quantities of Licensed Articles for personal use at regular wholesale prices.

     3.5  Confidentiality.

          (a) All information relating to this Agreement and any related agreements entered into by the parties or relating to the Licensor and its Affiliates and/or designees which Licensee learns or has learned since the commencement of negotiation of the Terminated License Agreement, all design concepts which Licensor or its Affiliates or designees provide to Licensee hereunder and all sketches and designs received by Licensee from Licensor or its Affiliates or designees or are approved for use in connection with the Licensed Articles and all Works of Authorship (collectively, "Licensor's Data") are valuable property of Licensor and such Affiliates or designees. Licensee acknowledges the need to preserve the confidentiality and secrecy of Licensor's Data. During and after the Term, Licensee will not use or disclose same (except for use required to fulfill the provisions of this Agreement during the Term and the inventory disposal period referred to in Section 14.1, and will take all necessary steps to ensure that the use of Licensor's Data


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by Licensee or its Affiliates or designees (which use by the designees will be solely as necessary for the manufacture, distribution, sale, advertising or promotion of Licensed Articles hereunder) will preserve such confidentiality and secrecy in all respects. Notwithstanding the foregoing, Licensee's obligation to keep Licensor's Data confidential will terminate (except for designs and design concepts and materials) at such time and solely to the extent that any such Licensor's Data will become generally known to the public and in the public domain, through no fault of Licensee or any of its Affiliates or designees.

     (b) All information relating to Licensee and its Affiliates and/or designees which Licensor learns or has learned since the commencement of negotiation of the Terminated License Agreement other than Licensor's Data (collectively "Licensee's Data") is valuable property of Licensee and such Affiliates or designees. Licensor acknowledges the need to preserve the confidentiality and secrecy of Licensee's Data. During and after the Term, Licensor will not use or disclose same (except for use required to fulfill the provisions of this Agreement during the Term and use deemed necessary by Licensor in connection with its business; provided, that such use will not include disclosure of non-public financial information (excluding information such as sales levels, advertising expenditures and other information relating to the operations of this Agreement) unless covered by a confidentiality agreement, and will take all necessary steps to ensure that the use of Licensee's Data by Licensor or its Affiliates or designees (which use by such designees will be solely as necessary for the manufacture, distribution, sale, advertising or promotion of Licensed Articles


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hereunder) will preserve such confidentiality and secrecy in all respects. Notwithstanding the foregoing, Licensor's obligations to keep Licensee's Data confidential will terminate at such time and solely to the extent that any such Licensee's Data will become generally known to the public and in the public domain, through no fault of Licensor or any of its Affiliates or designees.

     4.   Quality Control.

          4.1 General. The components, workmanship, fit and durability of the Licensed Articles, and of all packaging and ancillary materials related to Licensed Articles, will at all times be of the highest quality and commensurate with the reputation, image and prestige of the Licensed Mark.

          4.2  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          4.3 Approvals. Licensor will have the right to approve the styles, designs, packaging, components, workmanship, quality, display, merchandising, advertising and promotion of all Licensed Articles so as to ensure that the Licensed Articles comply with Section 4.1. All such approvals shall be given in writing and shall be given within ten business days of submission by Licensee and requests for approval of such submissions. In the event that such approval is not given within the specified time period, the submitted Licensed Articles shall be deemed approved.

          4.4 Maintenance of Quality. Before selling, distributing or promoting any Licensed Article, Licensee will deliver to Licensor for its approval, free of charge, one prototype sample of each such Licensed Article together with prototype

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tags, labels and packaging and other ancillary material to be used in connection therewith. In addition, upon Licensor's request, Licensee will deliver to Licensor, free of charge, initial and/or then current production samples of each Licensed Article produced hereunder together with the tags, labels and packaging being used in connection therewith so that Licensor may assure itself of the maintenance of the quality standards set forth herein. Licensor and its duly authorized representatives will have the right, upon reasonable advance notice and during normal business hours, to examine Licensed Articles in the process of being manufactured and to inspect all facilities utilized by Licensee and its contractors in connection therewith.

          4.5  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          4.6 Advertising and Promotional Materials. Before using any proposed advertising or promotional material or publicity material or any other printed matter, Licensee will submit the same to Licensor for Licensor's approval, which shall be given in accordance with the provisions of Section 4.3 hereof. After any sample, copy, art work or other material has been approved, Licensee will not depart therefrom in any material respect, without the prior written approval of Licensor.

          4.7 Distribution. In order to maintain the reputation, image and prestige of the Licensed Mark, Licensee's distribution patterns shall consist of those retail outlets whose location, merchandising and overall operations are consistent with the high quality of the Licensed Articles and the reputation, image and prestige of the Licensed Mark and as are approved by Licensor on an ongoing basis.


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          4.8  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

     5. Covenants of Licensee. Licensee, during the term of this Agreement, may not use "Calvin Klein" or "CK" or any variation or derivation thereof as part of its corporate name, but may do business as (d/b/a) or use the name "Calvin Klein Home," and no other name or mark. Licensee shall be exclusively engaged in the business of performing the obligations and responsibilities of Licensee hereunder. Licensor shall furnish Licensee with any corporate consents necessary to allow Licensee to use the name "Calvin Klein Home" during the Term and Licensee shall change such name at the conclusion of the Term to remove the Licensed Mark. The use of the Licensed Mark in connection herewith shall be subject to the provisions of Section 10 below. In connection with the operation of such business, Licensee shall:

          (a) employ, on an exclusive basis, a "President" of the Company who shall be subject to the ongoing approval of Licensor, both upon and throughout his or her employment with Licensee, and such sales, merchandising, production and public relations personnel as will enable Licensee to exploit the License herein granted and to maintain the quality standards required hereunder;

          (b) maintain throughout the term of this Agreement, a separate showroom in New York, New York for the sole purpose of displaying, promoting and selling the Licensed Articles, located at 205 West 39th Street, New York, New York and which shall occupy at least 50% of an entire floor at such location


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(unless otherwise agreed to by Licensor) and the decor of which shall be subject to the ongoing approval of Licensor (which shall include the selection or approval of the architect for such showroom, as well as all plans for such location). [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

     (c) [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

     (d) furnish Licensor with information regarding the above as Licensor may, from time to time, reasonably request; and

     (e) deliver:

     (i) by March 31, 1998, copies of its unaudited statement of operations and balance sheet prepared in accordance with, or supplemental to ensure compliance with, U.S. generally accepted accounting principles, consistently applied ("US GAAP"), together with a certificate executed by Licensee's chief financial officer certifying Licensee's compliance with and setting forth computations necessary to demonstrate Licensee's compliance with the financial covenants referred to in Section 5(c) and DHA's Annual Report on Form 10-K;

     (ii) within 45 days after the close of each calendar quarter copies of financial reports, which will be prepared on a basis consistent with the annual financial reports together with the chief financial officer's certificate described in Section 5(e)(i) above and DHA's Quarterly Report on Form 10-Q; and

     (iii)  promptly (and in any event within five business days) after


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discovery thereof, notice of any failure comply with any of the financial covenants contained in Section 5(c).

     6. Amounts Expended for Advertising and Promotion.

        6.1 [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

        6.2 Definition of Consumer Advertising. For purposes hereof, consumer advertising shall be deemed to exclude co-operative and trade advertising and to include print advertisements in prestigious national publications and such other approved forms of advertisements and promotions as Licensor may deem to be consumer advertising.

        6.3  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

        6.4 Publicity/Press Releases. Licensee recognizes that its public actions and statements can affect the image of Licensor, the Licensed Mark, the Licensed Articles and Licensor's other trademarks, licensees and licensed products. Accordingly, (a) the use and release of any and all promotional material (printed or otherwise) relating to the Licensed Articles or Licensee's activities pursuant to this Agreement in the nature of press releases, interviews or other public relations events, and (b) any other corporate release, data or information of Licensee or DHA referring to or relating to the Licensed Mark, the Licensed Articles, this Agreement or the operations hereunder which will or is likely to become public or of DHA, which does not refer or relate to any of the foregoing, which will or is likely to become public and,


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if so, could in DHA's reasonable opinion affect such image, will be prepared or conducted in consultation with, and subject to guidelines prepared by Licensor and the prior approval of, Licensor's Public Relations Department, which shall promptly be addressed by such department. After any such approval, Licensee will not modify the approved material or activity in any material respect unless such modification is specifically approved by Licensor's Public Relations Department.

     7. Approvals. Licensee acknowledges that all approvals required pursuant to this Agreement may be based solely on Licensor's subjective aesthetic standards and may be granted or withheld in Licensor's sole and absolute discretion.

     8.   Royalties.

          8.1  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          8.2  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          8.3  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          8.4 Statement and Payments. Within 30 days after the close of each "quarter" (i.e., each three (3) month period during the Annual Period), Licensee shall deliver to Licensor statements (the "Quarterly Statements") signed by an officer of Licensee and certified by him as accurate, indicating, by month, the amount of Net Sales by product categories, showing separately by account units and gross sales of Licensed Articles shipped, the type and amount of discounts and credits deductible from


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gross sales, the applicable royalty rate, a computation of the amount of the
Actual Royalties payable and a computation of the Minimum Advertising Expenditure for such quarter and the amounts and details of all advertising and promotional expenditures (including remittances to Licensor if any). Licensee also shall use its best efforts to break down Net Sales by jurisdiction on such Quarterly Statements. The Actual Royalties for the Licensed Articles for such preceding quarter shall accompany the Quarterly Statements. All payments required of Licensee hereunder shall be made to Licensor in New York, New York in U.S. Dollars. Where sales of Licensed Articles are made in currency other than U.S. Dollars, the royalties shall be computed on the basis of the conversion rate of local currency into U.S. Dollars in effect in New York, New York at Chemical Bank as of the close of business on the last day of each applicable quarter of the Annual Period (with appropriate verification of such conversion rates supplied to Licensor). Notwithstanding any provision of this Agreement or of any other agreement, instrument or undertaking to the contrary, Licensee shall not have the right to set off or otherwise withhold any amount payable to Licensor pursuant to this Agreement against the amount of any claim or other cause of action that Licensee may have against Licensor pursuant to this Agreement or to any other agreement, instrument or undertaking.

        8.5 Report of Independent Accountants. Licensee shall furnish to Licensor not later than 90 days following the close of the Annual Period during the Term (or portion thereof), a report certified by the independent certified public accountants of the Licensee covering the Annual Period (or portion thereof) and

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containing the same information required to be contained in the statements referred to in Section 8.4 above.

        8.6  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

        9.   Record Keeping.

             9.1 Books and Records. Licensee will prepare and maintain, in accordance with generally accepted accounting principles consistently applied, complete and accurate books of account and records covering all transactions relating to this Agreement and Licensee's performance hereunder. Licensor and its duly authorized representatives have the right, during regular business hours and upon reasonable notice, for the duration of this Agreement and for two years thereafter, to examine said books of account and records and all other documents and material in the possession or under the control of Licensee or its affiliates with respect to the subject matter and the terms of this Agreement. In addition, Licensee shall use its reasonable efforts to provide Licensor with access to the workpapers of Licensee's independent accountants as permitted thereby. All such books of account, records and documents will be kept available by Licensee for at least two years after the Annual Period.

             9.2 Audit. If, as a result of any examination of Licensee's books and records, it is shown that Licensee owes Actual Royalties to Licensor, Licensee shall promptly make all payments required to be made to eliminate any discrepancy which was revealed by said examination and if such amount is in excess of 5% of the Actual Royalties paid to Licensor, Licensee will also promptly reimburse Licensor for


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the cost of such examination.

     10.  The Licensed Mark.

          10.1 General. Licensees agrees that (a) no name or names shall be co-joined with the Licensed Mark, and (b) no other name or names shall be used in connection with the Licensed Mark in any advertising, promotion, publicity, labeling, packaging or printed matter of any kind utilized by Licensee in connection with the Licensed Articles, except and only to the extent Licensor consents in writing.

          10.2 Ownership of Licensed Mark. Licensee acknowledges that Licensor is the beneficial owner of all rights, title and interest in and to the Licensed Mark in the world in any form or embodiment thereof as such relate to the Licensed Articles and that the Trust is the owner of the Licensed Mark and the goodwill related thereto in the world in any form or embodiment thereof. Licensee will not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of Licensor or the Trust in and to the Licensed Mark or any registrations thereof or any applications for registration thereof or which, directly or indirectly, may reduce the value thereof or detract from their reputation, image or prestige or that of Licensor or Calvin Klein. Licensor, and its officers, directors and shareholders, shall not, at any time, do or suffer to be done any act or thing which, directly or indirectly, may reduce the value of the Licensed Mark or detract from their reputation, image or prestige or that of Licensor or Calvin Klein. [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          10.3  Cooperation.  Licensee will, at Licensor's request and


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expense, execute any and all documents and take any actions required by
Licensor to confirm the Trust's ownership of and Licensor's beneficial ownership of all rights in and to the Licensed Mark in the world and the respective rights of the Trust, Licensor and Licensee pursuant to this Agreement.

          10.4 No Challenge. Whether during the term of this Agreement or subsequent to its termination, Licensee will never (a) challenge the Trust's ownership or Licensor's beneficial ownership of or the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein, nor (b) challenge the fact that Licensee's rights pursuant to this Agreement are solely those of a licensee.

          10.5 Copyright. Licensee acknowledges that Licensor owns and will own all rights including copyrights in and to certain works of authorship created by Licensor including fabric designs (hereinafter "Works of Authorship") for use on Licensed Articles and in connection with the Licensed Mark. Licensor grants to Licensee a license to reproduce the Works of Authorship in copies on Licensed Articles bearing the Licensed Mark, and on advertising, promotional and packaging materials for the same, as applicable, and to distribute and sell such copies in accordance with the terms of this Agreement. Upon preparation by Licensee of any works of authorship ("New Works") or contributions to Licensor's Works of Authorship ("Contributions") for use in connection with the Licensed Mark on Licensed Articles, Licensee hereby assigns to Licensor all right, title and interest in and to such New Works and Contributions, and Licensee shall execute and deliver to Licensor such further


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

instruments of ownership and transfer in respect thereto as Licensor may request. If Licensee shall fail to do so, Licensor may execute such instruments on behalf of Licensee and make appropriate disposition thereof.
New Works and Contributions may be prepared by Licensee only through Licensee's employees whose contribution is to be considered as a "work made for hire" and by others who have executed a written assignment of their contribution in favor of Licensee. Licensee shall fully cooperate with Licensor to ensure that copyright notice in the name of Licensor appears on the Licensed Articles to the extent they incorporate Works of Authorship. Infringements of Licensor's copyrights in the Works of Authorship shall be governed by the provisions of
Section 11.

     11. Infringements. In the event that Licensee learns of any infringement or imitation of the Licensed Mark or of any use by any person of a trademark similar to the Licensed Mark or of any acts of unfair competition involving the Licensed Mark, it will promptly notify Licensor thereof. Licensor will take such action as it deems advisable for the protection of Licensor's rights in and to the Licensed Mark, including, without limitation, requesting Licensee to take action in Licensor's name and on Licensor's behalf and Licensee shall cooperate with Licensor in all material and reasonable respects, provided that Licensee need not take action if it reasonably determines not to do so. With respect to any such infringement actions taken by Licensee, Licensee shall bear the expenses thereof. If Licensee determines not to take any action and Licensor then decides it will take action relative thereto, Licensor will bear its expenses in connection therewith. Licensee will cooperate with


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

Licensor with regard to any such action. Licensor will not be required to take any action it deems inadvisable and Licensee will have no right to take any action with respect to the Licensed Mark without Licensor's prior written approval. Licensee will take no action, including, without limitation, settling any action, appealing any adverse decision or discontinuing any action taken by it, except to the extent the same is approved in advance by Licensor. [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

     12.  Indemnification.

          12.1 By Licensee. Licensee does hereby indemnify Licensor, the Trust and Calvin Klein, individually, against, and save and hold each of them harmless of and from, any and all losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) which may arise in connection with Licensee's performance of this Agreement and transactions arising therefrom. The provisions of this section and the obligations of Licensee set forth herein shall survive expiration or other termination of this Agreement.

          12.2  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          12.3 Insurance. Licensee will maintain at all times during which Licensed Articles are being sold a public liability insurance policy, including products liability coverage as well as contractual liability with respect to this Agreement, with a limit of liability of not less than $5,000,000 in the aggregate. Licensee will deliver certificates of such insurance to Licensor promptly upon issuance of said policy and


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annually thereafter.  Insurance will not be deemed to limit the indemnification provisions of Section 12.1 above.

     13.  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

     14.  Expiration or Termination.

          14.1 Rights and Obligations Upon Expiration or Termination. On the expiration or earlier termination of this Agreement all the rights of Licensee hereunder shall forthwith terminate and automatically revert to Licensor. However, in the event of expiration or earlier termination of this Agreement other than material breach or bankruptcy of Licensee, Licensee shall be entitled, for six months only, on a non-exclusive basis, to continue to sell its inventory of the Licensed Articles. Such sales shall be made under the Licensed Mark and in accordance with all of the terms and provisions of this Agreement, and the payment of Actual Royalties thereon.

          14.2 Discontinue Use of Licensed Mark. Upon termination (except for the inventory disposal right referred to in Section 14.1 above), Licensee shall forthwith discontinue all use of the Licensed Mark or any variation or simulation thereof. Licensee shall deliver to Licensor or to Licensor's designee, free of charge, all materials utilized in connection with the Licensed Articles or with the Licensed Mark thereon.

     15.  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

     16.  Miscellaneous.

          16.1 Notices. All reports, approvals and notices required or permitted by this Agreement shall be in writing, duly given if mailed (by certified or registered mail, return receipt requested) to the appropriate address set forth above (or subsequently specified). Such notice shall be deemed effective two business days following the date the notice is mailed. Copies of all notices sent to Licensor shall be sent to the attention of Deirdre Miles-Graeter, and to Robert B. DiPaola, Esq., 375 Park Avenue, New York, NY 10022. Copies of all notices sent to Licensee shall be sent to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Stephen J. Gulotta, Jr., Esq.

          16.2 Assignment, etc. Licensee acknowledges and recognizes that (i) it has been granted the License because of its particular expertise, knowledge, judgement, skill and ability; (ii) it has substantial and direct responsibilities to perform this Agreement in accordance with its terms; (iii) Licensor is relying on Licensee's unique knowledge, experience and capabilities to perform this Agreement in specific manner consistent with the high standards of integrity and quality associated with Licensor and its business; (iv) the granting of the License under this Agreement creates a relationship of confidence and trust between Licensee and Licensor; and (v) this Agreement is one under which applicable law excuses Licensor from accepting performance from, or rendering performance to, a person or entity other than Licensee, within the meaning of Section 365(c) and (e) of the Bankruptcy Code (title 11, U.S. Code). Licensee may not assign, sublicense except as permitted in Section
8.6 or otherwise transfer any of its rights or obligations hereunder, (including any attempt by

Licensee to establish a distributorship without the prior consent of Licensor as to such distributor and distributorship agreement). Any such attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, will be void and of no force or effect. For purposes hereof, any transfer of all or a controlling portion of any equity interest of Licensee entitled to vote in the election of the board of directors of Licensee or any similar governing body in one or more transactions (whether over a period of time or all at once), except to Licensor or a person or entity approved in writing by Licensor, will be deemed an attempted transfer of this Agreement prohibited by this Section 16.2 and will be void pursuant to the preceding sentence. Schedule 16.2 attached hereto sets forth a list of the shareholders of Licensee and their share holdings. Except as otherwise provided herein, this Agreement will inure to the benefit of and will be binding upon the parties and permitted successors and assigns.

          16.3  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          16.4 Entire Agreement. This Agreement together with the Letter of Intent and the Exhibits and Schedules attached hereto, all of which are incorporated herein by reference, contains the final, complete and exclusive understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and may not be modified, nor may any of the provisions hereof be waived, except by a writing executed by the parties. Notwithstanding the foregoing, Licensee remains fully obligated to Licensor under the terms of the Terminated License Agreement, including royalties and other amounts due and indemnities thereunder, and Licensor retains any and all applicable rights thereunder including, without limitation, the right to conduct or arrange for audits and Licensor remains fully obligated to Licensee for any indemnities under the terms of the Terminated License Agreement.

          16.5  [INFORMATION SUBJECT TO PENDING CONFIDENTIALITY REQUEST]

          16.6 No Joint Venture. Nothing herein shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

          16.7 Waivers. No waiver by either party, whether expressed or implied, of any breach hereof or default hereunder shall constitute a continuing wavier of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

          16.8 Unenforceability. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

          16.9 Choice of Law. This Agreement shall be considered as having been entered into in the State of New York and shall be construed and interpreted in accordance with the laws of that state applicable to agreements made and to be performed therein. However, disputes regarding the Licensed Mark shall be resolved in accordance with the Federal trademark laws and related laws, statutes, rules and regulations of the United States unless there are no Federal laws, statutes, rules or regulations dispositive of such a dispute, in which event such dispute shall be resolved in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                    CALVIN KLEIN, INC.



                                    By: /s/ Richard A. Martin
                                       ----------------------------------


                                    DHA HOME, INC.



                                    By: /s/ M. L. Fontenot
                                       ----------------------------------